Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213383-02

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities became automatically effective when it was filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED APRIL 28, 2017

$200,000,000

Potomac Electric Power Company

First Mortgage Bonds, 4.15% Series due March 15, 2043

We are offering an additional $200.0 million in aggregate principal amount of our First Mortgage Bonds, 4.15% Series due March 15, 2043, which we refer to as the bonds. We previously issued bonds of this series in an aggregate principal amount of $450.0 million. Accordingly, the bonds offered by this prospectus supplement and the accompanying prospectus will:

•	be identical to the terms of the previously issued bonds of this series (other than the initial offering price and the initial interest payment date); and

•	have the same CUSIP number and will be fungible with the previously issued bonds of this series.

Upon the issuance of the bonds offered hereby, the outstanding aggregate principal amount of bonds of this series will be $650.0 million.

We will pay interest on the bonds on March 15 and September 15 of each year, beginning on September 15, 2017. The bonds will mature on March 15, 2043. Interest on the bonds will accrue from March 15, 2017, the last date on which interest was paid on the previously issued bonds of this series. Purchasers of the bonds must pay for interest accrued from March 15, 2017 to, but excluding, the date of issuance.

The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien on substantially all of our properties and franchises as described in this prospectus supplement. See “Description of First Mortgage Bonds—Security.”

We may redeem the bonds in whole or in part at any time at the redemption price calculated as described in this prospectus supplement. See “Description of First Mortgage Bonds—Optional Redemption.” There is no sinking fund for the bonds.

We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount		Proceeds, before expenses, to us(1)
Per bond		%		%		%
Total	$		$		$

(1)	Without giving effect to accrued interest that must be paid by the purchasers of the bonds from March 15, 2017 to, but not including, the issuance date. The total amount of accrued interest on May , 2017 will be $ per $1,000 principal amount of the bonds.

The underwriters expect that delivery of the bonds will be made to investors through the book-entry system of The Depository Trust Company, or DTC, including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about May     , 2017.

Joint Book-Running Managers

RBC Capital Markets	TD Securities

Senior Co-Manager

BNY Mellon Capital Markets, LLC

The date of this prospectus supplement is May     , 2017.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds, this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the underwriters or their affiliates and agents have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters or their affiliates and agents are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective document in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Potomac Electric Power Company is a subsidiary of Exelon Corporation, or Exelon. The accompanying prospectus includes, and other documents incorporated or deemed incorporated by reference herein may include, information about Exelon and its other affiliates, Exelon Generation Company, LLC, Commonwealth Edison Company, PECO Energy Company, Baltimore Gas and Electric Company, Delmarva Power and Light Company and Atlantic City Electric Company and their respective securities, which does not apply to us or our bonds. The bonds are solely our obligations and not obligations of Exelon or any of its other affiliates.

In this prospectus supplement, unless the context indicates otherwise, the words “Pepco,” “we,” “our,” “ours” and “us” refer to Potomac Electric Power Company.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of Pepco’s Annual Report on Form 10-K for the year ended December 31, 2016: ITEM 1A. Risk Factors, ITEM 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 24; (c) those factors discussed in the following section of Pepco’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017: Part I, Financial Information, ITEM 1. Financial Statements: Note 17 and ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and (d) other factors discussed herein and in other filings with the SEC by Pepco, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It may not contain all of the information that is important to you. The “Description of the First Mortgage Bonds” section of this prospectus supplement contains more detailed information regarding the bonds. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein or therein.

Potomac Electric Power Company

We are a regulated public utility engaged in the transmission, distribution and default supply of electricity in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland. We are a public utility under the Code of the District of Columbia and subject to regulation by the District of Columbia Public Service Commission related to distribution rates and service, the issuance of securities and certain other aspects of our business in the District of Columbia. We are also an electric company under the Maryland Public Utilities Article of the Maryland Annotated Code subject to regulation by the Maryland Public Service Commission related to distribution rates and service, the issuance of securities and certain other aspects of our business in Maryland. We are a public utility under the Federal Power Act subject to regulation by the Federal Energy Regulatory Commission related to transmission rates and certain other aspects of our business. Additionally, we are subject to the North America Electric Reliability Corporation mandatory reliability standards.

Our service territory covers approximately 640 square miles and, as of December 31, 2016, had a population of approximately 2.4 million, including approximately 700,000 people in the District of Columbia. As of December 31, 2016, we distributed electricity to approximately 900,000 customers.

We are an indirect, wholly owned subsidiary of Exelon. Exelon is a publicly traded utility services holding company engaged through its principal subsidiaries in the energy generation and energy distribution and transmission businesses. All of the members of our Board of Directors are officers of Exelon and/or Pepco, and some of our officers are officers or employees of Exelon or its affiliates. We and Exelon both file periodic reports and other documents with the Securities and Exchange Commission, or SEC.

We were incorporated in the District of Columbia in 1896 and in Virginia in 1949. Our principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is 202-872-2000.

The Offering

Issuer	Potomac Electric Power Company

Securities Offered	$200.0 million in aggregate principal amount of first mortgage bonds, 4.15% Series due March 15, 2043. There is currently outstanding $450.0 million in aggregate principal amount of bonds of this series, of which $250.0 million were issued on March 18, 2013 and $200.0 million were issued on March 16, 2015. The bonds offered hereby will be fungible with the previously issued bonds of this series, and both the bonds offered hereby and such previously issued bonds, taken together, will be treated as a single series for all purposes.

Maturity	The bonds will mature on March 15, 2043.

Interest Rate	The interest rate on the bonds is 4.15% per year.

Interest Payment Dates	Interest on the bonds will accrue from March 15, 2017, the last date on which interest was paid on the previously issued bonds of this series. We will pay interest on each March 15 and September 15. The initial interest payment date for the bonds offered hereby will be September 15, 2017.

Security	The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien (subject to certain leases, permitted liens and other minor matters) on substantially all of our properties and franchises. See “Description of First Mortgage Bonds—Security” in this prospectus supplement.

Optional Redemption	We may redeem all or any portion of the bonds at our option at any time at the redemption price calculated as described under “Description of First Mortgage Bonds—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date.

Use of Proceeds	We estimate that the net proceeds from this offering of the bonds will be approximately $ million after deducting the underwriting discount and our estimated offering expenses, and not including accrued interest on the bonds paid by the purchasers. We intend to use the net proceeds from this offering to repay outstanding commercial paper and for general corporate purposes. As of May 11, 2017, we had $170.0 million of commercial paper outstanding with a weighted average interest rate of 1.20%. See “Use of Proceeds” in this prospectus supplement.

Sinking Fund	None.

Risk Factors	You should refer to the “Risk Factors” section, beginning on page S-3 of this prospectus supplement, to understand the risks associated with an investment in the bonds.

RISK FACTORS

Investing in the bonds involves risks. Before deciding to invest in the bonds, you should consider carefully the risks identified and discussed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of bonds and are set forth below as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or written communication that we issue in connection with this offering of bonds or in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus. The risk factors, risks and uncertainties we discuss in these documents are those that we currently believe may materially affect us, our operations and financial results, or the bonds. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may have a material adverse effect on our business, financial condition or results of operations, or could adversely affect the value of the bonds offered hereby.

We cannot assure you that an active trading market for the bonds will develop.

The First Mortgage Bonds, 4.15% Series due March 15, 2043 currently are not listed on any securities exchange or automated quotation system, and we do not intend to apply for such a listing. There can be no assurance that a trading market for the bonds will develop or, if such a market develops, be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the bonds or the ability of the bondholders to sell their bonds.

The underwriters have informed us that they intend to make a market in the bonds. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the bonds does not develop, purchasers may be unable to resell the bonds for an extended period of time. Consequently, a bondholder may not be able to liquidate its investment readily, and the bonds may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under federal securities laws.

The future trading price of the bonds is subject to fluctuation.

Future trading prices of the bonds will depend on many factors including, among other things, prevailing interest rates, the liquidity of the market for the bonds, the market for similar securities, the time remaining to maturity of the bonds and the terms related to optional redemption of the bonds. Future trading prices of the bonds also may be affected by our business, financial condition, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which bondholders will be able to sell their bonds.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the bonds will be approximately $        million after deducting the underwriting discount and our estimated offering expenses, and not including accrued interest on the bonds paid by the purchasers. We intend to use the net proceeds from this offering to repay outstanding commercial paper and for general corporate purposes. As of May 11, 2017, we had $170.0 million of commercial paper outstanding with a weighted average interest rate of 1.20%.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2016 and for the three months ended March 31, 2017.

	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	2.6	1.5	3.1	3.0	2.9	2.7

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before income tax expense, plus fixed charges. Fixed charges consist of interest expensed, amortization of discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table contains selected historical financial information for Pepco derived from our financial statements. The selected historical financial information as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 is derived from our unaudited financial statements for the quarter ended March 31, 2017. The selected historical financial information as of March 31, 2016 is derived from our unaudited financial statements for the quarter ended March 31, 2016. The selected historical financial information as of and for each of the years in the three-year period ended December 31, 2016 is derived from our audited financial statements for such fiscal years. The balance sheet data as of December 31, 2014 has been revised to reflect certain reclassifications to conform the presentation of these amounts to the current period presentation in Exelon’s financial statements. The reclassifications were not considered errors for Pepco. You should read the selected historical financial information together with our historical financial statements and the related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and in our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated herein by reference. See “Where You Can Find More Information” in this prospectus supplement.

Potomac Electric Power Company

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014
(In millions)
Income Statement Data
Operating revenues	$530	$551	$2,186	$2,129	$2,055
Operating expenses	451	656	2,020	1,790	1,706
Operating income (loss)	79	(105)	174	385	349
Net income (loss)	58	(108)	42	187	171

Balance Sheet Data
Cash and cash equivalents	$8	$24	$9	$5	$6
Total assets	7,417	6,877	7,335	6,908	6,494
Short-term borrowings	167	—	23	64	104
Long-term debt due within one year	17	11	16	11	22
Long-term debt	2,333	2,341	2,333	2,340	2,145
Total shareholder’s equity	2,328	2,093	2,300	2,240	2,087

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2017, and as adjusted to give effect to the issuance and sale of the bonds and the use of the net proceeds from this offering as set forth under “Use of Proceeds” above. This table is qualified in its entirety by, and should be consistent with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of March 31, 2017
	Actual	As Adjusted
(In millions)	(unaudited)
Short-term borrowings	$167	$—
Long-term debt due within one year	17	17
Long-term debt	2,333	2,533
Total shareholder’s equity	2,328	2,328

Total capitalization	$4,845	$4,878

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description of the terms of the bonds offered hereby summarizes certain general terms that will apply to the bonds. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the mortgage, as defined below. We suggest that you read the complete text of the mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

The bonds will be issued under a mortgage and deed of trust between us and The Bank of New York Mellon (ultimate successor to The Riggs National Bank of Washington, D.C.), dated July 1, 1936, which we refer to as the mortgage.

The bonds offered by this prospectus supplement and the accompanying prospectus will be part of our First Mortgage Bonds, 4.15% Series due March 15, 2043, of which we issued $250.0 million in aggregate principal amount on March 18, 2013 and $200.0 million in aggregate principal amount on March 16, 2015. As part of this series, the bonds offered hereby will have terms that are identical to the previously issued bonds of this series (other than the initial offering price and the initial interest payment date), will have the same CUSIP number and will be fungible with the previously issued bonds of this series. Upon the issuance of the bonds offered hereby, the outstanding aggregate principal amount of our First Mortgage Bonds, 4.15% Series due March 15, 2043, will be $650.0 million.

We will issue the bonds on the basis of (i) refundable bonds that we have paid at maturity, redeemed or repurchased (other than with funds from the trust estate) and that we have not used as the basis for the issuance of first mortgage bonds, the withdrawal of cash or the reduction of the amount of cash required to be paid to the trustee upon the release of property and (ii) the net bondable value of property additions that we have constructed or acquired after December 31, 1946.

After giving effect to the issuance of the bonds:

•	$2,534.5 million in aggregate principal amount of first mortgage bonds will be outstanding (including $884.5 million in aggregate principal amount of first mortgage bonds collateralizing tax-exempt bonds issued on our behalf and securing senior notes issued under another indenture);

•	as of December 31, 2016, we had approximately $3,140.5 million of property additions available for the purposes permitted in the mortgage, including any subsequent issuance of bonds by us under the mortgage;

•	as of April 30, 2017, approximately $0.7 million aggregate principal amount of refundable bonds were available for the purposes permitted in the mortgage, including any subsequent issuance of bonds by us under the mortgage; and

•	as of December 31, 2016, available property additions and refundable bonds would permit, and the net earnings test would not prohibit, the issuance of approximately $1,885.0 million in principal amount of additional bonds, but only at a weighted average interest rate that does not exceed approximately 10.3%.

We will issue the bonds only in fully registered form without coupons. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be initially issued in book-entry form through the facilities of DTC as depositary. So long as the bonds remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the bonds may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Book-Entry Only—The Depository Trust Company” in this prospectus supplement.

Maturity, Interest and Payment

The bonds will mature on March 15, 2043 and will bear interest at a rate of 4.15% per year. Interest on the bonds will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2017. Interest on the bonds will accrue from March 15, 2017, the last date on which interest was paid on the previously issued bonds of this series. If an interest payment date falls on a day that is a legal holiday or a day on which banking institutions are authorized by law to close, interest will be paid on the next succeeding date that is not a legal holiday or a day on which banking institutions are so authorized, with the same force and effect as if made on such interest payment date.

Interest will be paid to the persons in whose names the bonds are registered at the close of business on each March 1 and September 1. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from March 15, 2017, the last date on which interest was paid on the previously issued bonds of this series. In addition to the public offering price of the bonds offered hereby that is set forth on the cover page of this prospectus supplement, purchasers of the bonds will pay accrued interest from March 15, 2017 to, but excluding, the date of issuance.

We will pay principal, premium, if any, and interest on the bonds in immediately available funds at the corporate trust office of The Bank of New York Mellon or at the office of any other paying agent that we may designate. We may change the place of payment on the bonds, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Optional Redemption

We may redeem all or any portion of the bonds at our option, at any time prior to their maturity, at the redemption price described below. We will give notice of our intent to redeem the bonds at least 30 days, but no more than 60 days, prior to the redemption date.

If we redeem all or any part of the bonds as described above prior to September 15, 2042, we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the bonds being redeemed; and

•	the Make-Whole Amount (as defined below) for the bonds being redeemed;

plus, in each case, accrued and unpaid interest on such bonds to, but not including, the redemption date. If we redeem all or any part of the bonds pursuant to the provisions thereof on or after September 15, 2042, we will pay a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date prior to September 15, 2042, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an investment banking institution of national standing appointed by us that is not the Reference Treasury Dealer.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

“Reference Treasury Dealer” means a primary United States Treasury securities dealer appointed by us.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date prior to September 15, 2042, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. Eastern Time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date prior to September 15, 2042, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Upon deposit of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

No Sinking Fund

There is no improvement and sinking fund or any maintenance and replacement requirement or dividend restriction for the new bonds.

Highly Leveraged Transactions

The mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the bonds special protection in the event of a highly leveraged transaction.

Security

The bonds will be secured equally with all other first mortgage bonds now or hereafter issued under the mortgage, by a valid and direct first lien (subject to certain leases, permitted liens and other minor matters) on substantially all of our real and personal property and franchises, other than the following:

(i)	cash, accounts receivable and other liquid assets;

(ii)	securities (including securities evidencing investments in our subsidiaries);

(iii)	contracts, operating agreements and leases by us as lessor;

(iv)	equipment and materials not installed as part of our fixed property; and

(v)	electric energy and other materials, merchandise or supplies produced or purchased by us for sale, distribution or use in the ordinary course of business.

The lien of the mortgage also extends to after-acquired property (other than the types of property described above), including property acquired as a result of a merger or consolidation. However, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically describing such property as being subject to the lien of the mortgage. If a case is filed with respect to us under the federal bankruptcy code, this provision may not be effective as to property acquired after such a case is filed.

The trustee has a lien prior to the lien of holders of first mortgage bonds on the mortgaged property to secure the payment of its reasonable compensation and expenses.

Issuance of Additional First Mortgage Bonds

The bonds offered hereby are our First Mortgage Bonds, 4.15% Series due March 15, 2043, of which we issued $250.0 million in aggregate principal amount on March 18, 2013 and $200.0 million in aggregate principal amount on March 16, 2015. We may from time to time, without the consent of the holders and subject to the conditions set forth in the mortgage, issue further additional bonds of this series. Any such additional bonds will have the same terms and the same CUSIP number as, and on this basis will be fungible with, the bonds being offered hereby.

Subject to the limitation described in the following paragraph, we may issue one or more additional series of first mortgage bonds ranking equally with the bonds in an aggregate amount of up to:

(i)	60% of the net bondable value of property additions we have constructed or acquired after June 30, 1936 (except as described below), that (a) are not subject to a prior lien and (b) we have not already used as the basis for issuing first mortgage bonds, withdrawing cash or reducing the amount of cash required to be paid to the trustee;

(ii)	the amount of cash deposited with the trustee for such purpose (which we may thereafter withdraw on the same basis that additional first mortgage bonds are issuable under (i) and (iii), and if we do not withdraw it within three years, the cash must be used by the trustee to purchase or redeem outstanding first mortgage bonds); and

(iii)	the aggregate principal amount of previously issued first mortgage bonds that we have paid at maturity, redeemed or repurchased (other than with funds from the trust estate) and that we have not used as the basis for (a) the issuance of additional first mortgage bonds, (b) the withdrawal of cash from the trust estate or (c) the reduction of the amount of cash required to be paid to the trustee upon the release of property. In the mortgage these are called refundable bonds.

Property additions generally include property which is used or useful for the business of generating, transmitting or distributing electricity and is properly chargeable to fixed property accounts. The net bondable value of property additions is based on the cost or fair value to us (whichever is less) of new property, with deductions to adjust for, among other things, property retirements. Based on a covenant in the supplemental indentures for each outstanding series of bonds, property additions purchased, constructed or acquired on or before December 31, 1946 may not be made the basis for the issuance of first mortgage bonds, the withdrawal of cash or the reduction of cash required to be paid to the trustee.

We cannot issue additional first mortgage bonds unless our net earnings available for interest and property retirement appropriations (defined generally as earnings before depreciation, amortization, income taxes and interest charges) for any 12 consecutive calendar months during the immediately preceding 15 months have been at least twice the annual interest charges on all first mortgage bonds then outstanding and then being issued. However, this limitation does not apply if the first mortgage bonds are being issued on the basis of (i) first mortgage bonds paid at, or redeemed or purchased within two years prior to, maturity or (ii) under limited circumstances, certain property additions.

If we acquire property that is subject to a lien prior to the lien of the mortgage, under certain circumstances we may incur additional indebtedness secured by that lien.

Release of Property

We may obtain the release of property from the lien of the mortgage by depositing with the trustee cash, or purchase money obligations secured by the property released, in an aggregate amount at least equal to the fair value of the property to be released. The mortgage permits us to reduce the amount required to be deposited by reducing the refundable bond balance by an equal amount and by reducing the amount of cash we could withdraw upon the basis of property additions, as described below.

The mortgage allows us to dispose of or abandon obsolete property and surrender or modify certain franchises and rights without any release by the trustee.

Cash deposited to obtain a release of property may be used by the trustee, at our discretion, to redeem or repurchase first mortgage bonds. Upon such redemption or repurchase, we can request that the trustee release to us an additional amount of cash equal to two-thirds of the aggregate principal amount of the first mortgage bonds repurchased or redeemed.

Withdrawal of Cash Deposited with Trustee

We may withdraw cash deposited with the trustee to obtain the release of property:

•	in an amount equal to the cost (or, if less than cost, the fair value to us) of property additions purchased, constructed or otherwise acquired on or after the date of the application for the release of the property in respect of which the cash was deposited; and

•	by reducing the refundable bond balance by the amount of cash withdrawn.

Consolidation, Merger or Transfer of Assets

Nothing in the mortgage or terms of the first mortgage bonds prevents us from:

•	consolidating with another corporation;

•	merging another corporation into us where we are the survivor;

•	merging into another corporation where the other corporation is the survivor; or

•	selling or leasing our property as an entirety or substantially as an entirety;

provided that:

•	the transaction is permitted by law and is approved by all required governmental entities;

•	the terms of the transaction do not impair the lien and security of the mortgage on any part of the trust estate or the rights and powers of the trustee or the holders of first mortgage bonds;

•	if we consolidate, merge into another corporation, or sell our property as an entirety or substantially as an entirety, the surviving or acquiring corporation satisfies certain financial requirements and the successor corporation assumes by supplemental indenture all of our obligations under the mortgage and on the first mortgage bonds; and

•	if we lease our property as an entirety or substantially as an entirety, the lease is subject to immediate termination by the trustee if an event of default under the mortgage has happened and is continuing.

If we consolidate with or merge into any other corporation, or sell our property as an entirety or substantially as an entirety, the mortgage will not (unless the successor corporation elects otherwise) be or become a lien upon any of the properties or franchises owned by the successor corporation at the time of such merger, consolidation or sale, or acquired by it thereafter, except those properties acquired from us and additions, extensions, improvements, repairs and replacements to properties included in the trust estate under the mortgage prior to the merger, consolidation or sale.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of this phrase under applicable law. As a result of this uncertainty:

•	there could be a disagreement between us and the holders of first mortgage bonds over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the mortgage and, consequently, whether a failure to assume such obligations would result in an event of default under the mortgage;

•	in the event that the holders of first mortgage bonds attempt to declare an event of default under the mortgage and exercise their acceleration rights under the mortgage in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase; and

•	it may be difficult for holders of first mortgage bonds to declare an event of default under the mortgage and exercise their acceleration rights.

Modification

Modifications Without Consent

Without the consent of any holders of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to provide for creation of any series of first mortgage bonds in accordance with the terms of the mortgage;

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and of the first mortgage bonds;

•	to close the mortgage against the issuance of additional first mortgage bonds or add to the restrictions imposed on the issuance of additional first mortgage bonds;

•	to add to our covenants or to surrender any of our rights or powers under the mortgage;

•	to subject to the lien of the mortgage property that we may acquire and to amplify or correct the description of any property that is part of the trust estate;

•	to make such provisions in regard to matters or questions arising under the mortgage as may be necessary or desirable and not inconsistent with the mortgage;

•	to modify any provisions of the mortgage or relieve us from any obligations, conditions or restrictions in the mortgage; provided that no such modification will become effective or impair the rights of the holders of first mortgage bonds or the trustee while any first mortgage bonds that were issued prior to the execution of the supplemental indenture remain outstanding;

•	to cure any ambiguity, or cure, correct or supplement any inconsistent or defective provision contained in the mortgage or any supplemental indenture; and

•	to modify, amend or add to the provisions of the mortgage so as to permit the qualification of the mortgage under the Trust Indenture Act of 1939.

Modifications Requiring Consent

The mortgage provides that with the consent of the holders of 60% in principal amount of outstanding first mortgage bonds and of 60% in principal amount of first mortgage bonds of each series affected if less than all are affected, the mortgage may be changed except to affect the terms of payment of the principal or interest on any affected first mortgage bond or to reduce the percentage of bondholders required to effect any change.

The mortgage provides that all first mortgage bonds owned by us or for our account or benefit, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us, shall not be deemed outstanding for purposes of any vote or for the purpose of establishing a quorum required by the mortgage for a meeting of bondholders.

Events of Default

The term “event of default,” when used in the mortgage with respect to all first mortgage bonds issued thereunder, means any of the following:

•	failure to pay principal on any first mortgage bond when due;

•	failure to pay interest on any first mortgage bond, or to satisfy any sinking fund obligation with respect to any first mortgage bond, within 30 days after such payment or obligation is due;

•	failure to perform any other covenant in the mortgage for a period of 60 days after we are given notice thereof by the trustee or the holders of 15% in principal amount of first mortgage bonds; and

•	events relating to our bankruptcy, insolvency or reorganization specified in the mortgage.

Remedies

Upon the occurrence and continuation of any event of default, the trustee in its discretion may, and upon the written request of the holders of at least 25% in principal amount of all outstanding first mortgage bonds the trustee shall, declare all outstanding first mortgage bonds immediately due and payable. Such declaration, however, is subject to the condition that, if before any sale of the trust estate all interest in arrears has been paid and all defaults have been cured, the holders of a majority of the outstanding principal amount of first mortgage bonds may waive such default and its consequences and rescind such declaration.

If an event of default occurs and is continuing, the trustee in its discretion may, and upon the written request of the holders of at least 25% in principal amount of all outstanding first mortgage bonds and upon being indemnified to its satisfaction the trustee shall, enforce the lien of the mortgage by foreclosing on the trust estate.

The holders of a majority in principal amount of first mortgage bonds may direct proceedings for the sale of the trust estate, or for the appointment of a receiver or any other proceedings under the mortgage, but have no right to involve the trustee in any personal liability without indemnifying it to its satisfaction.

No holder of a first mortgage bond has the right to institute proceedings for the enforcement of the mortgage, unless:

•	such holder previously has given the trustee written notice of an existing default;

•	the holders of at least 25% of the outstanding principal amount of the first mortgage bonds have requested in writing that the trustee take action under the mortgage (and provided the trustee with indemnity satisfactory to it); and

•	the trustee refuses or neglects to comply with such request within a reasonable time.

However, this provision does not impair the right of any holder of a first mortgage bond to enforce our obligation to pay the principal and interest on such first mortgage bond when due.

The laws of the District of Columbia, the State of Maryland, the Commonwealth of Pennsylvania and the Commonwealth of Virginia, where the mortgaged property is located, may limit or deny the ability of the trustee or the bondholders to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

The Trust Indenture Act of 1939 requires that we furnish to the trustee annual certificates as to our compliance with the covenants and conditions in the mortgage.

Defeasance and Discharge

We may at any time deposit money for the payment or redemption of all or any part of the first mortgage bonds then outstanding, including the payment of all interest due thereon, with the trustee, and such first mortgage bonds will be deemed paid for purposes of the mortgage. If all of the first mortgage bonds, including all interest due thereon, have been paid or deemed paid, and we have observed all of our covenants under the mortgage, the trustee is obligated to cancel and discharge the lien of the mortgage upon our request.

Title, Registration and Transfer

The person in whose name the bonds are registered is deemed the absolute owner thereof for the purpose of making payments and for all other purposes of the mortgage. So long as any first mortgage bonds remain outstanding, we must maintain an office or agency where holders can present or surrender the first mortgage bonds for payment or for transfer or exchange and where holders can serve notices and demands to or upon us. We have designated the corporate trust office of The Bank of New York Mellon in the City of New York as our agent for these purposes.

We will not impose charges on any transfer or exchange, other than as may be required for the payment of any taxes or other governmental charges incident thereto.

Removal or Resignation of Trustee

The trustee may resign at any time by giving not less than four weeks’ prior written notice to us and by publishing such notice in newspapers in Washington, D.C., and the City of New York. The trustee may be removed at any time by the holders of a majority in principal amount of first mortgage bonds then outstanding.

Information About the Trustee

The Bank of New York Mellon acts as trustee under the mortgage. In addition, The Bank of New York Mellon acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates and in connection with the sale and leaseback of our control center. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our businesses.

Book-Entry Only—The Depository Trust Company

We will issue the bonds in the form of one or more global bonds in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds in DTC’s records. The ownership interest of each actual purchaser of bonds is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the bonds will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to direct participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices will be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global bonds, such nominee for all purposes will be considered the sole owner or holder of the bonds for all purposes under the mortgage. Except as provided below, beneficial owners will not be entitled to have any of the bonds registered in their names, will not receive or be entitled to receive physical delivery of the bonds in definitive form and will not be considered the owners or holders thereof under the mortgage.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the trustee or us. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the bonds at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-

entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if a completed default with respect to the bonds has occurred and is continuing, bond certificates in fully registered form may be printed and delivered to beneficial owners of the global bonds representing such bonds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the bonds to or receiving interests in the bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the bonds received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice to direct participants or beneficial owners.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the bonds. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. There can be no assurance that a change in law will not alter significantly the tax considerations described in this discussion. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or the IRS, with respect to any of the tax consequences discussed below and no assurances can be given that the IRS will not successfully assert contrary positions.

We are offering $200.0 million in aggregate principal amount of First Mortgage bonds, 4.15% Series due March 15, 2043. There is currently outstanding $250.0 million in aggregate principal amount of bonds of this series that were issued on March 18, 2013 and $200.0 million in aggregate principal amount of bonds of this series that were issued on March 16, 2015, which we refer to as the Prior Issuances. The bonds offered hereby will be fungible with the bonds issued in the Prior Issuances and will be subject to the same information reporting for U.S. federal income tax purposes. This discussion pertains to the additional bonds offered hereby, and does not apply to the bonds that are presently outstanding.

This summary deals only with purchasers who purchase bonds pursuant to this offering and who hold our bonds as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address persons subject to special treatment under the U.S. federal income tax laws including, without limitation, insurance companies, tax-exempt organizations, banks, thrifts and other financial institutions, retirement plans, individual retirement accounts or other tax deferred accounts, real estate investment trusts, regulated investment companies, brokers, dealers or traders in securities, currencies or notional principal contracts, persons holding a bond as a position in a straddle, hedge, conversion transaction or other integrated transaction for tax purposes, or who mark their securities to market for federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” government instrumentalities, certain part-year nonresident aliens, former citizens or residents of the United States, or “United States persons” (within the meaning of the Code) whose functional currency is other than the United States dollar.

Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift or other non-income tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.

You should consult your tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the purchase, ownership, and disposition of the bonds in your particular circumstances.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of bonds that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of bonds that is not a U.S. Holder and not a partnership.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the bonds, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the U.S. federal income tax consequences of purchase, ownership, and disposition of the bonds.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a U.S. Holder.

Qualified Reopening

Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. It is expected that this offering of the bonds will meet the requirements for a “qualified reopening” of the bonds issued on March 18, 2013 under applicable U.S. Treasury regulations. Accordingly, we expect that, for U.S. federal income tax purposes, the bonds will have the same issue price and issue date as the bonds issued on March 18, 2013 and will not be considered to be issued with “original issue discount.”

Stated Interest

In general, stated interest on a bond will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the bonds issued pursuant to this offering will be allocable to interest that accrued prior to the date such bonds are purchased, which is referred to as “pre-issuance accrued interest.” To the extent that a portion of a U.S. Holder’s purchase price for the bonds is allocable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest may be treated as a nontaxable return of such pre-issuance accrued interest to the U.S. Holder. The remainder of this discussion assumes that the bonds will be so treated, and all references to interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Contingent Payment Debt Considerations

Under the terms of the notes, we may be obligated to pay holders amounts in excess of stated interest and principal on the notes in certain circumstances (see “Description of First Mortgage Bonds—Optional Redemption”). Because such excess amounts would be paid pursuant to our option and because our exercise of this option would cause the yield on the bonds to increase, we intend to take the position that the bonds are not “contingent payment debt instruments” subject to special U.S. federal income tax rules. Our determination to that effect will be binding on a holder unless the holder discloses its contrary position to the IRS in the manner required by applicable United States Treasury Regulations. Our exercise of the option may affect the amount, character and timing of the income recognized by a U.S. Holder in respect of the bonds.

Bond Premium

If a bond is purchased for an amount in excess of its principal amount, the holder may elect to treat the excess as amortizable bond premium. By making this election, the holder will reduce the amount required to be included in the holder’s income each year with respect to interest on the bond by the amount of amortizable bond premium allocable to that year, based on the yield to maturity of the bond. If the holder makes an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and the holder may not revoke it without the consent of the Internal Revenue Service.

Taxable Disposition of a Bond

Upon the sale, exchange, redemption, or other taxable disposition of a bond, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (a) the amount realized on the sale, exchange, redemption or other taxable disposition (except to the extent the cash or property is attributable to accrued and unpaid stated interest, which will be treated as a payment of interest and taxed in the manner described above under “—Stated Interest” to the extent not previously included in income, and excluding any amounts attributable to pre-issuance accrued interest) and (b) the U.S. Holder’s adjusted tax basis in the bond. In general, a U.S. Holder’s adjusted tax basis in a bond will be equal to the initial purchase price of the bond paid by the U.S. Holder, reduced by the amount of any amortized bonds premium. Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the bond has been held for more than one year. For individuals and other noncorporate U.S. Holders, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Tax on Net Investment Income

A 3.8% tax is imposed on the “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) of certain individuals, trusts and estates, if their adjusted gross income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” and (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in most other cases). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income,” and (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins (for taxable years beginning in 2017, $12,500). For these purposes, “net investment income” will generally include interest on and net gain attributable to the taxable disposition of property not held in a trade or business (including interest paid on and gain from the sale, exchange, redemption or other taxable disposition of a bond), other than a trade or business that consists of certain passive or trading activities, and certain other types of income, reduced by permitted deductions properly allocable to the income or gain. Prospective U.S. Holders should consult their own tax advisors regarding the implications of this net investment income tax based upon their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate U.S. Holders. Generally, we must report annually to the IRS the amount of interest that we have paid to a U.S. Holder and the amount of tax that we withheld on that interest. In addition, backup withholding is required on payments of interest, principal, and premium unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder otherwise establishes an exemption. The current rate of backup withholding is 28% of the amount paid (whether as interest, principal or gross proceeds from sale). Any amounts withheld under backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided such U.S. Holder timely provides the required information or appropriate claim form to the IRS. Penalties may apply to U.S. Holders that fail to furnish required information.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a Non-U.S. Holder.

For purposes of this discussion, any interest income and any gain realized on the sale, exchange, redemption, or other taxable disposition of a bond will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) if a tax treaty applies, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of Interest

Subject to the discussion of the Foreign Account Tax Compliance Act, or FATCA, and backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments of interest on the bonds if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income;

•	the Non-U.S. Holder provides the applicable withholding agent with a properly completed Internal Revenue Service, or IRS, Form W-8BEN or W-8 BEN-E (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person, or if a bond is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, (1) the Non-U.S. Holder provides such a form to the organization or institution and (2) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of the Pepco’s stock; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is actually or constructively related to Pepco.

If not all of these conditions are met, a 30% U.S. withholding tax will apply to payments of interest on the bonds unless either (1) an applicable income tax treaty reduces or eliminates such tax or (2) the interest is U.S. trade or business income (as defined above) and, in each case, the Non-U.S. Holder complies with applicable certification requirements. In the case of the second exception, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such interest income on a net income basis in the same manner as a U.S. Holder. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax at a 30% rate (or any lower applicable tax treaty rate) on such income. Special certification procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. Non-U.S. Holders should consult their tax advisors for information on the impact of these regulations.

Treatment of Disposition of Bonds

Upon the sale, exchange, redemption, or other taxable disposition of a bond, a Non-U.S. Holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, the treatment of which is described above, and excluding any amounts attributable to pre-issuance accrued interest) and (2) the Non-U.S. Holder’s adjusted tax basis in the bond. A Non-U.S. Holder’s adjusted tax basis in a bond will generally equal the amount the Non-U.S. Holder paid for the bond reduced by the amount of any amortized bond premium.

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale, exchange, redemption, or other taxable disposition of a bond unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other taxable disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income (as defined above).

An individual who is described only in the first bullet point above will be subject to U.S. federal income tax at the rate of 30% (or any lower applicable tax treaty rate) on any gain recognized, which may be offset by U.S. source capital losses (even though such individual is not considered a resident of the United States).

In the case of the second bullet point above, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized at the applicable graduated U.S. federal income tax rates in the same manner as a U.S. Holder and such Non-U.S. Holder, generally will be required to file a U.S. federal income tax return. In addition, a corporation may be subject to a branch profits tax at a 30% rate (or any lower applicable tax treaty rate) on any such gain that is U.S. trade or business income.

Foreign Account Tax Compliance Act

Generally, FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. However, payments under an obligation issued prior to July 1, 2014 and gross proceeds from the disposition of such an obligation are exempt from FATCA withholding. It is expected that the offering of our bonds qualifies as a qualified reopening of the bonds issued on March 18, 2013. Thus, we expect that the bonds offered in this offering will have the same issue date as the bonds issued on March 18, 2013, which precedes July 1, 2014, and no withholding under FATCA will apply to the bonds.

Backup Withholding and Information Reporting

Information statements generally will be required to be provided to Non-U.S. Holders and the IRS reporting interest paid with respect to the bonds. Copies of such information returns may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

Payments of the proceeds of the sale or other disposition of the bonds to Non-U.S. Holders may also be subject to information reporting unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes an exemption. Such payments of interest or disposition proceeds may also be subject to backup withholding (currently at a rate of 28%) unless the Non-U.S. Holder is able to establish its exemption from backup withholding (generally through the provision of an IRS Form W-8BEN or W-8 BEN-E.)

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of bonds under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of the bonds, including the consequences of any proposed change in applicable laws.

UNDERWRITING

RBC Capital Markets, LLC and TD Securities (USA) LLC are acting as representatives of the underwriters set forth below. Subject to the terms and conditions contained in the underwriting agreement dated the date hereof, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the respective amount of the bonds set forth opposite its name in the table below.

Underwriter	Principal Amount
RBC Capital Markets, LLC	$
TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC

Total		$200,000,000

The obligations of the several underwriters to purchase the bonds are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of bonds may be terminated. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the several underwriters may be required to make in respect of any of those liabilities.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect to deliver the bonds on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T+5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the bonds to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the bonds to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of     % of the principal amount of the bonds. The underwriters may allow, and such dealers may re-allow, a discount not in excess of     % of the principal amount of the bonds. After the initial public offering, the price to public, concession and discount may be changed.

Our expenses associated with the offer and sale of the bonds, excluding underwriting discounts, are estimated to be approximately $475,000, together with an estimated $2.0 million in recordation taxes and filing fees.

Additional Issue of Bonds

There is currently outstanding $450.0 million in aggregate principal amount of bonds of this series, of which $250.0 million were issued on March 18, 2013 and $200.0 million were issued on March 16, 2015. The bonds offered hereby will be fungible with the previously issued bonds of this series, and both the bonds offered hereby and such previously issued bonds, taken together, will be treated as a single series for all purposes. Upon issuance of the bonds offered hereby, the outstanding aggregate principal amount of bonds of this series will be $650.0 million.

The underwriters are not obligated to make a market in the bonds. We do not intend to apply for listing of the bonds on any securities exchange. The underwriters have advised us that they intend to make a market in the bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the bonds, the ability of the holders to sell their bonds or the price at which holders will be able to sell their bonds.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the bonds. These transactions may include purchases for the purpose of fixing or maintaining the price of the bonds.

The underwriters may create a short position in the bonds in connection with the offering. That means they sell a larger principal amount of the bonds than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase bonds in the open market to reduce the short position.

If the underwriters purchase the bonds to stabilize the price or to reduce their short position, the price of the bonds could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the bonds and any of such transactions may be discontinued at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include underwriting securities offerings. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility. In particular, the underwriters or their affiliates from time to time may hold first mortgage bonds or commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the bonds. See “Use of Proceeds.” In addition, The Bank of New York Mellon, the trustee under the mortgage, is an affiliate of one of the underwriters.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors in Certain Jurisdictions

European Economic Area

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by DPL for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall require DPL or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to DPL; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of the bonds in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the bonds be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA or other relevant person as defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Korea

The bonds have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the bonds have been and will be offered in Korea as a private placement under the FSCMA. None of the bonds may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The bonds have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the bonds shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the bonds. By the purchase of the bonds, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the bonds pursuant to the applicable laws and regulations of Korea.

Taiwan

The bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the bonds in Taiwan.

LEGAL MATTERS

Certain legal matters in connection with the offering of the bonds will be passed upon for us by Covington & Burling LLP, Washington, D.C. and McKennon Shelton & Henn LLP, Baltimore, Maryland. Certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC. Our SEC filings are available to the public over the Internet free of charge on Exelon’s website (www.exeloncorp.com) as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC, and at the SEC’s website (www.sec.gov). Information on Exelon’s website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This prospectus supplement is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the bonds we are offering. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of any such documents that is furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) until the offering of the bonds described in this prospectus supplement is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 13, 2017 (File No. 001-01072); and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 3, 2017 (File No. 001-01072).

The Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above are combined reports deemed separately filed by Exelon and its reporting subsidiaries. Information contained in the combined reports relating to each individual company is filed by such company on its own behalf. Only the information in each such combined report relating to Pepco is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely on any information relating to any company other than Pepco in determining whether to invest in the bonds.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct written requests for such copies to Potomac Electric Power Company, c/o Exelon Corporation, 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, attention Investor Relations. The telephone number is 1-800-483-3220.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

ATLANTIC CITY ELECTRIC COMPANY

Debt Securities

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

•	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

•	debt securities

Atlantic City Electric Company (ACE) may use this prospectus to offer and sell from time to time:

•	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL or ACE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

•	Pepco with respect to Securities issued by Pepco.

•	DPL with respect to Securities issued by DPL.

•	ACE with respect to Securities issued by ACE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE include those factors discussed herein, as well as the items discussed in (1) the combined 2016 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24; and (2) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE as applicable, for the year ended December 31, 2016, filed with the SEC on February 13, 2017. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and ACE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation, one of the largest competitive electric generation companies in the United States as measured by owned and contracted MW, physically delivers and markets power across multiple geographic regions through its customer-facing business, Constellation. Constellation sells electricity and natural gas, including renewable energy, in competitive markets to both wholesale and retail customers. The retail sales include commercial, industrial and residential customers. Generation leverages its energy generation portfolio to ensure delivery of energy to both wholesale and retail customers under long-term and short-term contracts, and in wholesale power markets. Generation operates in well-developed energy markets and employs an integrated hedging strategy to manage commodity price volatility. Generation’s fleet provides geographic and supply source diversity. These factors help Generation mitigate the challenging conditions emanating from competitive energy markets. Generation’s customer facing activities foster development and delivery of other innovative energy-related products and services for its customers. Generation’s customers include distribution utilities, municipalities, cooperatives, financial institutions, and commercial, industrial, governmental, and residential customers in competitive markets. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Power Regions not considered individually significant.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon Corporation (Exelon) separated its generation and other competitive businesses from its regulated energy delivery businesses at Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

ATLANTIC CITY ELECTRIC COMPANY

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of southern New Jersey.

ACE was incorporated in New Jersey in 1924. ACE’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.4	2.6	2.7	3.2	2.0

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to combined fixed charges and preference security dividends	2.3	2.5	2.7	3.2	2.0

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.6	3.3	2.7	3.4	2.1

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.0	1.7	3.1	3.1	2.4

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	4.9	5.6	5.0	5.4	5.6

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.0	3.6	3.8	4.7	4.7

Pepco

The following are Pepco’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.7	2.9	3.0	3.1	1.5

DPL

The following are DPL’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.3	3.7	4.2	3.3	1.2

ACE

The following are ACE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.7	2.1	2.1	2.1	0.3	(a)

(a)	The ratio coverage was less than 1:1. ACE required additional earnings of $49 million to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon and Generation incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports (which contain explanatory paragraphs on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the ConEdison Solutions business acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment (where applicable) of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of ComEd, PECO, BGE, Pepco, DPL and ACE incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad

Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street - 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on March 10, 2017, April 3, 2017 and April 3, 2017.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2016; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on March 10, 2017 and April 3, 2017.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2016.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2016.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

•	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2016.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

•	DPL’s Annual Report on Form 10-K for the year ended December 31, 2016.

Atlantic City Electric Company (Exchange Act File No. 001-03559)

•	ACE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$200,000,000

Potomac Electric Power Company

First Mortgage Bonds, 4.15% Series due March 15, 2043

PROSPECTUS SUPPLEMENT

May     , 2017

Joint Book-Running Managers

RBC Capital Markets

TD Securities

Senior Co-Manager

BNY Mellon Capital Markets, LLC